Exhibit 10.1

Summary of Supplement to Lease Agreement Dated February 3, 2015

A supplement dated February 3, 2015 (the “Supplement”) made to the existing lease agreement dated January 22, 2003 (the “Lease Agreement”)

1.	Parties: Pluristem Ltd. (“Pluristem”) and MTM – Scientific Industries Center Haifa Ltd. (“MTM”).

2.	Signing Date: February 3, 2015.

3.
The Premises: Certain areas in Building 20 (approximately 1,280 square meters in total) and certain areas in Building 5 (approximately 4,389 square meters in total), which include areas on the ground floor (the “Ground Floor Space”), first floor (the “First Floor Space”), second floor (the “Second Floor Space”) and third floor (the “Third Floor Space”), all in MATAM Advanced Technology Park, Haifa, Israel (the “Premises“).

4.
Lease Period: The Supplement extends the rent period with respect to the Premises until December 31, 2021 (the “Lease Period”). Notwithstanding the foregoing, Pluristem has a right to terminate the Lease Agreement on December 31, 2019 upon giving an advance 6 months written notice prior to such date and paying an agreed compensation in an amount of 5 months lease fees.

The delivery date of the Second Floor Space is June 15, 2015. The delivery date of certain areas in the Third Floor Space is September 1, 2014.

5.	Lease Fees: Lease fees are monthly, payable in the following amounts (linked to the Israeli Consumer Price Index as of September 2014):

5.1	For the leased space in Building 20, 60 New Israeli Shekel (NIS) per one square meter (plus applicable taxes);

5.2
For the Ground Floor Space and the First Floor Space in Building 5, and during the period between January 1, 2015 and December 31, 2019, 58 NIS per one square meter (plus applicable taxes), and for the rest of the Lease Period, 60 NIS per one square meter (plus applicable taxes). Notwithstanding the forgoing, Pluristem will not be required to pay any lease fees for the Ground Floor Space and the First Floor Space in Building 5 for a one month period starting January 1, 2016.

5.3
For the Second Floor Space and the Third Floor Space in Building 5, 60 NIS per one square meter (plus applicable taxes). Notwithstanding the forgoing: (1) Pluristem will not be required to pay any lease fees for the Second Floor Space during the period beginning on the date of delivery of the Second Floor Space until the completion of the leasehold improvements, but no later than September 15, 2015; (2) Pluristem will not be required to pay any lease fees for the Third Floor Space during the period beginning on the date of delivery of the Third Floor Space until the completion of the leasehold improvements, but no later than December 1, 2014.

6.
Leasehold Improvements: Pluristem will make improvements to the Second Floor Space and the Third Floor Space, and MTM will participate in the payment of these improvements in an amount of up to 3,682,800 NIS.

7.
Guarantees: In order to secure its undertakings under this agreement, Pluristem shall provide MTM, in addition to the existing guarantees, an unconditional autonomic bank guarantee in an amount equal to 6 month lease fees (plus applicable taxes).